Exhibit 99.1

Porter Bancorp, Inc. Declares 5% Stock Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 23, 2008--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its Board of Directors declared a 5% stock dividend. The dividend will be payable on November 10, 2008, to shareholders of record as of November 3, 2008. Fractional shares arising from the stock dividend will be rounded up to the nearest whole share and will be credited to shareholders. The stock dividend is in addition to Porter Bancorp’s quarterly cash dividend.

“The stock dividend highlights our record performance for the first nine months of 2008,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “We are pleased to reward shareholders with the dividend shares and believe the additional shares will contribute to increased trading activity and liquidity in our stock. As a result of the stock dividend, our outstanding shares will increase by approximately 395,000 to approximately 8.3 million.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.6 billion in assets as of September 30, 2008. Through Porter’s subsidiary PBI Bank, it operates 20 full-service banking offices in 12 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800